JOHN HANCOCK INTERNATIONAL EQUITY FUND

Exhibit - Item 77



	Sub-Item 77.C.

	(a)	April 25, 2001
		Special Meeting


	(c)	To approve a new subadvisory management contract among John Hancock
Advisers, Inc., the Fund and Nicholas-Applegate Capital Management LP.

		Number of affirmative votes	-		487,052
		Number of negative votes	-	     	0